Exhibit 99.1

Sanomedics Receives Financing for Working Capital and Acquisitions

MIAMI, Aug. 26, 2013 /PRNewswire/ -- Sanomedics International Holdings, Inc. (OTCQB: SIMH) ("Sanomedics"), a medical technology holding company that focuses on game-changing products, services and ideas, announced today that it has entered into a financing term sheet with MC Healthcare Finance LLC for a total $5,000,000 Credit Facility, consisting of a $3,000,000 revolving line of credit and a $2,000,000 term loan. Use of proceeds from this transaction will be for working capital and to complete two targeted acquisitions. The financing is subject to the Lenders due diligence and a further commitment agreement and expected to close on or before September 30, 2013.

Keith Houlihan, Co-founder and President of Sanomedics, stated, "This financing is a major step in our success and a further endorsement of the plans we have for the future. The proceeds will permit us to move forward in our plans to close our two targeted acquisitions Prime Time Medical, Inc. and Duke Medical LLC."

About Sanomedics International Holdings, Inc.
Sanomedics International Holdings, Inc. (OTCQB: SIMH) is a medical technology holding company that focuses on game changing products, services and ideas – a place where physicians, entrepreneurs, and medical companies can work together to drive innovative technologies through concept, development, and ultimately commercialization. We plan to grow our existing business organically and through strategic acquisitions specifically relating to sleep disorder diagnosis treatments. Sanomedics seeks to acquire sleep therapy operating businesses and our strategy is to integrate a portfolio of world-class products and service providers in the growing Sleep Apnea market. Our goal is to provide Sleep Apnea patients with a reliable and integrated "end-to-end" service platform. (www.sanomedics.com)
About MC Healthcare Finance

MC Healthcare is a healthcare specialized lender offering asset-based financing to lower middle market companies in all segments of the healthcare industry including hospitals, nursing homes, home health service providers, durable medical equipment manufacturers, pharmaceutical laboratories, laboratory testing companies, physician practices, psychological and substance abuse facilities. MC's Healthcare's focus is on direct lending and servicing asset-based loans functioning as both a principal lender and as a lending partner to community and regional banks. Monroe Healthcare is an affiliate of Monroe Capital LLC (www.monroecap.com).

Forward Looking Statements
This press release may contain statements which constitute forward-looking statements, including statements regarding the intent, belief or current expectations of the Company, its directors, or its officers with respect to the future operating performance of the Company. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties (for example, the risk that the financing referred to above will not be consummated and the acquisitions of Prime Time and Duke are not consummated), and that actual results may differ materially from those in the forward-looking statements as a result of various factors. The Company's periodic filings with the Securities and Exchange Commission should be viewed for a complete understanding of risk and uncertainty.
Contact: Keith Houlihan, 305-433-7814, info@sanomedics.com